SWK Holdings Corporation Announces Financial Results for Second Quarter 2020

Conference Call and Live Audio Webcast Scheduled for Monday, August 17, 2020, at 10:00 a.m. ET

Corporate Highlights

•	Rajiv Khosla, Ph.D. appointed as Chief Executive Officer of Enteris BioPharma

•	Repurchased $1.0 million of common stock during the three-month span ended June 30, 2020

•	SWK Holdings Added to Russell 3000™, 2000™ and Microcap™ Indexex

Second Quarter 2020 Financial Highlights

•	Core specialty finance segment generated a 12.2% adjusted ROIC with yielding assets increasing 5.3% year over year to an all-time high of $178.7 million
•	Total revenue for the quarter ended June 30, 2020 was $7.9 million, a 40% increase from $5.7 million for the quarter ended June 30, 2019

•	Quarterly GAAP net income of $0.9 million, or $0.07 per diluted share, and non-GAAP adjusted net income of $4.0 million

•	Non-GAAP specialty finance net income of $5.7 million for the quarter ended June 30, 2020, as compared to $4.3 million for the quarter ended June 30, 2019

•	Tangible financing book value per share[1] of $15.05 as of June 30, 2020

•	Deployed $0.6 million during the quarter, with an additional $2.0 million deployed post quarter close, to existing borrowers. As of August 14, 2020, SWK had approximately $15.8 million in cash and equivalents and an additional $16.3 million availability remaining on a revolving credit facility

Dallas, TX, August 16, 2020 – SWK Holdings Corporation (Nasdaq: SWKH), a life sciences focused specialty finance company catering to small and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2020.

“The second quarter continued what has been a strong start to the year for SWK, highlighted by strong specialty finance segment results, with our earning assets achieving an all-time high and an adjusted return of invested capital of 12.2% year to date,” stated Winston Black, Chairman and CEO of SWK. “The credit quality of our specialty finance portfolio is strong with no new non-accrual positions during the quarter, despite the extreme challenges presented by the Covid-19 pandemic. We continue to dialogue with innovative companies seeking growth capital, and we believe the current market environment is favorable for SWK’s specialty finance strategy.”

Mr. Black continued, “Approximately one year ago, SWK acquired Enteris BioPharma, which represented an exciting opportunity to add a wholly-owned pharmaceutical IP platform that could generate a portfolio of milestone and royalty income to supplement our specialty finance business through monetizing its Peptelligence® platform. SWK has worked closely with Enteris to strengthen its operations and enhance its management team. The appointment of Rajiv Khosla, Ph.D., as Enteris’ new chief executive officer represents another crucial step in positioning Enteris for value creation. Dr. Khosla brings a wealth of experience and expertise from a distinguished career as an industry executive and consultant advising small biopharmaceutical companies, particularly in monetizing intellectual property. In the short time since being named CEO, Dr. Khosla has made a substantial imprint on Enteris’ business, instituting a more robust business development effort and prioritizing potential owned-pipeline opportunities that should enable the company to capture more value-creating opportunities and maximize the potential of its Peptelligence® platform. SWK anticipates providing a more detailed update on Enteris’ progress in early 2021.”

1 Excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable

Mr. Black concluded, “Expanding SWK’s investor base and trading liquidity remains a priority, and the addition of SWK to the Russell indexes was an important step towards achieving this goal. The Russell indexes are a widely utilized investment benchmark that should enable SWK to broaden its investor visibility and increase shareholder value.”

Second Quarter 2020 Financial Results

For the second quarter 2020, SWK reported total revenue of $7.9 million compared to $5.7 million for the second quarter 2019. Revenue primarily consisted of interest and fees earned on our finance receivables and royalty payments, as well as pharmaceutical development revenue generated by Enteris. The $2.2 million increase in revenue was primarily due to a $1.8 million net increase in royalty income and a $1.6 million increase in fees and interest earned on finance receivables, partially offset by a $1.3 million decrease in interest and fees earned on finance receivables that were paid off or paid down since the second quarter of 2019.

Income (loss) before taxes for the second quarter 2020 totaled ($0.1) million compared to $5.0 million for the same period of the previous year. The year over year decline is primarily driven by a $3.4 million expense for the amortization of Enteris-related intangibles and property and equipment depreciation, a $1.7 million operating loss for Enteris (excluding amortization and depreciation expense), $1.8 million expense due to the increase in the fair value of the Enteris acquisition-related contingent consideration, partially offset by a $1.0 million gain from fair market value increases of our equity-related positions.

The GAAP net income for the second quarter ended June 30, 2020 totaled $0.9 million, or $0.07 per diluted share, compared to $4.3 million, or $0.34 per diluted share for the second quarter 2019. For the second quarter 2020, non-GAAP adjusted net income was $4.0 million and non-GAAP adjusted net income for the specialty finance segment was $5.7 million, compared to $4.3 million for the second quarter 2019.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $178.7 million as of June 30, 2020. This is a 5.3% increase compared with the income producing assets of $169.7 million as of June 30, 2019.

Book value per share was $18.06 as of June 30, 2020, which was negatively impacted during the quarter by a $0.26 per share expense related to the amortization of Enteris-related intangible assets, a $0.14 per share loss due to the increase in the fair value of the Enteris acquisition-related contingent consideration liability, and was partially offset by a $0.08 per share gain from mark-to-market changes on equity-related securities. Book value per share was $18.31 as of December 31, 2019 and $17.31 as of June 30, 2019. The increase in the Enteris acquisition-related contingent liability resulted from increased expectations regarding achievement of certain milestones associated with Enteris’ existing license agreements. Tangible financing book value per share totaled $15.05 as of June 30, 2020, which excludes the deferred tax asset, intangible assets, goodwill, property and equipment and contingent consideration payable. Management views tangible financing book value per share as a relevant metric to value the company’s core specialty finance business.

Tables detailing SWK’s financial performance for the second quarter 2020 are below.

Portfolio Status

During the second quarter 2020, the Company deployed $0.6 million in term loan financing to existing borrower Harrow Health. At the end of the second quarter 2020, the weighted average projected effective yield of the finance receivables portfolio was 13.2%, including non-accrual positions, versus 13.9% as of the end of the second quarter in the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

Total portfolio investment activity for the three months ended June 30, 2020 and 2019 was as follows (in thousands):

	Three Months Ended June 30,
(in thousands)	2020	2019
Beginning Portfolio	$180,926	$157,978
Early Payoffs	—	(3,500)
Impairment Expense and Provision for Loan Credit Losses	—	—
Interest Paid-in-Kind	1,237	398
Investment in Finance Receivables	608	22,353
Loan Discount Amortization and Fee Accretion (1)	429	(1,279)
Net Unrealized Gain (Loss) on Marketable Investments and Warrant Assets	996	740
Principal Payments Received on Investments	(1,230)	(2,679)
Royalty (Paydowns) Accretion	—	(560)
Ending Portfolio	$182,311	$173,647

(1) Includes Interest Income in Excess of Cash Collected and Warrants Received

Portfolio Updates Post Quarter End

After the close of the second quarter 2020, the Company deployed $2.0 million to Eton Pharmaceuticals, Inc. to support the company’s launch efforts behind its rapidly maturing product portfolio. As of August 14, 2020, SWK had $8.0 million in unfunded commitments.

Inclusion of SWK to Russell Indexes

On June 29, 2020, SWK Holdings announced its addition to the broad-market Russell 3000® Index, the Russell 2000® Index and the Russell Microcap® Index in accordance with the 2020 Russell indexes annual reconstitution. SWK's inclusion in the Russell indexes took effect after the U.S. market opened on Monday, June 29, 2020.

Update on Enteris BioPharma

•         Dr. Rajiv Khosla Appointed Chief Executive Officer

On May 4, 2020, SWK’s wholly-owned subsidiary Enteris, announced the hiring of Rajiv Khosla, Ph.D., as Chief Executive Officer. Dr. Khosla replaced Joel Tune, Enteris’ CEO since 2016.

With more than 30 years of biopharmaceutical industry experience as both a consultant and senior corporate executive, Dr. Khosla is leading Enteris as the company targets multiple growth opportunities built around Peptelligence®. Importantly, as CEO, Dr. Khosla will spearhead the advancement of Enteris’ external and internal programs, as well as the development of new external licensing and partnership opportunities that leverage the company’s Peptelligence® platform.

Update on Share Repurchase Program

In March 2020, the SWK Board of Directors authorized a new program for the repurchase of up to an aggregate of $2.0 million of the Company's common shares from time to time through a "10b5-1 trading plan" in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. This program will expire on September 30, 2020 and replaces the program that expired on February 29, 2020. In the aggregate, SWK has repurchased 78,537 shares during the quarter ended June 2020 and 365,522 shares since the commencing of the repurchase program through August 14, 2020. Approximately 26,540 shares remain to purchase under the existing 10b5-1 trading program.

Adjusted Non-GAAP Net Income

Net income in accordance with GAAP for the three-month period ended June 30, 2020, was $0.9 million, or $0.07 per diluted share.

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended June 30, 2020 and June 30, 2019. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and loss on remeasurement of contingent consideration.

(in thousands)	Three Months Ended June 30,
	2020	2019
Consolidated net (loss) income	$876	$4,327
Plus (Subtract): income tax (benefit) expense	(1,001)	674
Plus (Subtract): (gain) loss on fair market value of equity securities	(402)	—
Plus (Subtract): (gain) loss on fair market value of warrant assets	(622)	(748)
Plus (Subtract): Enteris intangibles amortization (gain) expense	3,349	—
Plus (Subtract): (gain) loss on remeasurement of contingent consideration	1,790	—
Adjusted income before provision for income taxes	3,990	4,253
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	$3,990	$4,253

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) loss on remeasurement of contingent consideration.

Specialty Finance Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the specialty finance business for the three-month period ended June 30, 2020. The table eliminates expenses associated with the acquisition of Enteris, and Enteris operating losses. The adjusted income before the provision for income taxes is derived in the table above and eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities.

(in thousands)	Three Months Ended June 30,
	2020	2019
Adjusted income before provision for income taxes	$3,990	$4,253
Plus: Enteris acquisition expense	—	—
Plus: Enteris operating loss excluding depreciation and amortization	1,742	—
Adjusted specialty finance income before provision for income taxes	$5,732	$4,253
Adjusted provision for income taxes	—	—
Non-GAAP specialty finance net income	$5,732	$4,253

Conference Call Information:

SWK Holdings will host a conference call and live audio webcast on Monday, August 17, 2020, at 10:00 a.m. ET, to discuss its corporate and financial results for the second quarter 2020. Interested participants and investors may access the conference call by dialing either:

•	(844) 378-6488 (U.S.)

•	(412) 317-1079 (international)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:00 a.m. ET, on August 17, 2020.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP specialty finance net income, which are not metrics that are compliant with generally accepted accounting principles in the United States (GAAP).

•	Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK's warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, and (iii) depreciation and amortization expenses, primarily associated with the Enteris acquisition).
•	In addition to the adjustments noted above, non-GAAP specialty finance net income also excludes Enteris operating losses.
•	Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialty finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK's business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris Biopharma, whose core Peptelligence® drug delivery technology creates oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company's website at www.swkhold.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company's actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
212-375-2664 office

mmcenroe@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$17,167	$11,158
Interest and accounts receivable, net	2,001	2,554
Marketable investments	1,314	1,802
Other current assets	2,244	1,087
Total current assets	22,726	16,601
Finance receivables, net	178,385	172,825
Marketable investments	270	466
Deferred tax asset, net	25,528	25,780
Warrant assets	2,342	3,555
Intangible assets, net	18,522	25,113
Goodwill	8,404	8,404
Property and equipment, net	2,593	1,292
Other non-current assets	242	336
Total assets	$259,012	$254,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,919	$3,061
Revolving credit facility	6,445	—
Total current liabilities	9,364	3,061
Contingent consideration payable	16,290	14,500
Warrant liability	101	76
Other non-current liabilities	1,174	203
Total liabilities	26,929	17,840
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,849,238 and 12,917,348 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	4,431,481	4,432,146
Accumulated deficit	(4,199,411)	(4,195,627)
Total stockholders’ equity	232,083	236,532
Total liabilities and stockholders’ equity	$259,012	$254,372

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Finance receivables interest income, including fees	$7,733	$5,654	$14,869	$15,045
Pharmaceutical development	150	—	298	—
Other	20	1	38	2
Total revenues	7,903	5,655	15,205	15,047
Costs and expenses:
Provision for credit losses	—	—	—	609
Impairment expense	—	—	163	—
Interest expense	163	78	264	180
Pharmaceutical manufacturing, research and development expense	1,008	—	2,158	—
Change in fair value of acquisition-related contingent consideration	1,790	—	1,790	—
Depreciation and amortization expense	3,443	5	6,948	9
General and administrative	2,648	1,319	5,688	2,584
Total costs and expenses	9,052	1,402	17,011	3,382
Other (expense) income, net
Unrealized net gain (loss) on warrants	622	748	(1,238)	1,006
Unrealized net gain (loss) on equity securities	402	—	(488)	—
(Loss) income before provision (benefit) for income taxes	(125)	5,001	(3,532)	12,671
(Benefit) provision for income taxes	(1,001)	674	252	1,785
Consolidated net (loss) income	$876	$4,327	$(3,784)	$10,886
Net (loss) income per share
Basic	$0.07	$0.34	$(0.29)	$0.84
Diluted	$0.07	$0.34	$(0.29)	$0.84
Weighted Average Shares
Basic	12,905	12,900	12,909	12,903
Diluted	12,915	12,903	12,909	12,906

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Consolidated net (loss) income	$(3,784)	$10,886
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan credit losses	—	609
Impairment expense	163	—
Amortization of debt issuance costs	94	93
Deferred income taxes	252	1,785
Change in fair value of warrants	1,238	(1,006)
Change in fair value of equity securities	488	—
Change in fair value of acquisition-related contingent consideration	1,790	—
Loan discount amortization and fee accretion	(965)	483
Interest paid-in-kind	(1,745)	(805)
Stock-based compensation	370	190
Interest income in excess of cash received	—	(82)
Depreciation and amortization expense	6,948	9
Changes in operating assets and liabilities:
Interest and accounts receivable	553	16
Other assets	(1,157)	(29)
Accounts payable and other liabilities	889	(1,290)
Net cash provided by operating activities	5,134	10,859
Cash flows from investing activities:
Investment in finance receivables	(6,108)	(33,539)
Repayment of finance receivables	3,258	30,590
Corporate debt security principal payments	33	34
Purchases of property and equipment	(1,486)	—
Other	(172)	—
Net cash used in investing activities	(4,475)	(2,915)
Cash flows from financing activities:
Net proceeds from credit facility	6,445	—
Repurchases of common stock, including fees and expenses	(1,095)	(798)
Net cash provided by (used in) financing activities	5,350	(798)
Net increase in cash and cash equivalents	6,009	7,146
Cash and cash equivalents at beginning of period	11,158	20,227
Cash and cash equivalents at end of period	$17,167	$27,373